Exhibit 10.1

2929 Allen Parkway, Suite 2100
Houston, Texas 77019-2118
Tel 713 439-8600
Fax 713 439-8699
www.bakerhughes.com
July 29, 2016
Mr. Alan R. Crain, Jr.
3620 Del Monte Dr.
Houston, TX 77019
Dear Alan:
Baker Hughes Incorporated (hereinafter referred to as the “Company”) and you desire to set forth in this letter agreement (“Agreement”) certain agreements and understandings regarding, among other things:

•	Your retirement;

•	Your terms of continued employment pending retirement;

•	Certain benefits the Company has agreed to provide to you upon the termination of your employment;

•	Your agreement to certain obligations of noncompetition, confidentiality and cooperation; and

•	The mutual release of any and all claims by you and the Company.
When you and the Company have signed this Agreement, it will constitute a complete agreement on all of these issues.
RETIREMENT:
We have agreed that you will retire and resign your employment as Senior Vice President, Chief Legal and Governance Officer of the Company and all other positions with the Company and its subsidiaries on December 29, 2016 (the “Anticipated Retirement Date”). Unless your employment terminates earlier than the Anticipated Retirement Date, your employment will terminate on the Anticipated Retirement Date. The actual date of the termination of your employment is referred to in this Agreement as the “Effective Date.” You will resign from all positions with the Company upon the Effective Date without any further action on your part.
PENDING RETIREMENT:
For the period preceding the Effective Date, (i) you will continue to receive your base salary, in accordance with the Company’s executive payroll practices, which base salary will be $62,500.00 per calendar month for 2016, (ii) you will continue to be eligible to participate in the Company’s benefit plans, programs and policies as provided to other senior executives in accordance with their

Exhibit 10.1

provisions, as the same may be in effect from time to time, except as otherwise specifically provided in this Agreement, (iii) you will continue to have the same title, and (iv) in anticipation of your retirement you will endeavor to assist in the seamless transition of your authorities, duties, and responsibilities to your successor.
SEPARATION BENEFITS:
As you know, the Company maintains a number of employee benefit plans and compensatory arrangements in which you participate. Set forth below is description of the impact of your separation from service under these employee benefit plans and compensatory arrangements. Except as expressly provided otherwise in this Agreement, the terms of the applicable employee benefit plans and compensatory arrangements will govern and control your entitlement to employee benefits and compensation.
Health and Welfare Benefits – If you are participating in medical, dental, and/or vision coverage for yourself and any eligible dependent(s), all such active coverages will end as of the Effective Date. The Benefits Center will send you a packet regarding continuation of benefits under the Consolidated Omnibus Benefits Reconciliation Act (COBRA), and you and/or your eligible dependent(s) may elect to continue coverage for an additional 18 months, provided you timely enroll for coverage and make the required premium payments. If you wish, you may enroll in retiree health coverage under the Baker Hughes Incorporated Retiree Welfare Benefits Plan in accordance with its terms. If you enroll in the Company’s Retiree Health Reimbursement Arrangement (“RHRA”), the aggregate amount of funds in your Retiree Medical Account as of the Effective Date will be available to you pursuant to the RHRA to be applied towards the cost of obtaining individual health insurance coverage in accordance with the terms of the RHRA. All other health and welfare benefits will be governed by their applicable terms as affected by your termination of employment as of the Effective Date. You may contact the Benefits Center directly at 1-866-244-3539 for more information and to answer any questions.
Thrift Plan; Pension Plan and Supplemental Retirement Plan – You have the option of leaving your money in the Baker Hughes Incorporated Thrift Plan, or you may request a distribution of your account balance after the Effective Date. You have the option of leaving your money in the Baker Hughes Incorporated Pension Plan, or you may request a distribution of your Pension Plan benefit after the Effective Date. Your vested account balance under the Baker Hughes Incorporated Supplemental Retirement Plan (“SRP”) will be paid out according to your elections previously submitted and the terms of the SRP.
Short-Term Performance Bonuses – You will be eligible for a bonus for the first six months of the 2016 performance period under both the Baker Hughes Incorporated Annual Incentive Compensation Plan for Employees as in effect on the date hereof (“ICP”) and the performance scorecard bonus program. For the first six months of 2016, the ICP and the performance scorecard bonus have been “guaranteed” in the aggregate fixed amount of $300,000 (the “2016 H1 Bonus”). So long as (i) you do not voluntarily retire prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (ii) your employment with the Company is not terminated for Cause (as defined in the Baker Hughes Incorporated 2002 Director

Exhibit 10.1

& Officer Long-Term Incentive Plan as in effect on the date hereof (the “2002 D&O Plan”)), you will be paid the 2016 H1 Bonus at the same time as bonuses for the 2016 performance period are paid to other ICP and performance scorecard bonus program participants (subject to any applicable deferral election under the SRP), you will be deemed to have retired (within the meaning of the ICP), and there will be no requirement that you remain employed until the date on which the 2016 H1 Bonus is paid.
You will not be eligible for a bonus under either the ICP or the traditional discretionary bonus program (the performance scorecard bonus program) for the second six months of 2016 but you will be eligible for a short-term performance bonus paid outside the ICP (the “2016 Second Half Bonus”). You will earn the 2016 Second Half Bonus if (1) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein), (2) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date and (3) you reasonably assist in the transitioning of your successor. The amount of the 2016 Second Half Bonus will be equal to $300,000. The Company will pay you the 2016 Second Half Bonus on the Effective Date.
Other than the bonuses discussed above, you will receive no further short-term performance bonuses or retention incentive bonuses.
Performance Unit Awards – For purposes of your Performance Unit Awards previously granted to you under the 2002 D&O Plan, so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein) and (ii) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date, you will receive payouts of the Performance Unit Awards on the March 2017 payment date specified in the related terms and conditions of the Performance Unit Award Agreement (the “PUAA”) based on actual performance results as defined in the terms and conditions of the PUAA, without any pro-ration due to the termination of your employment prior to the end of the applicable performance period.
Restricted Stock Unit Awards – All outstanding Restricted Stock Unit Awards previously granted to you shall be fully vested as of the Effective Date and will be paid to you in shares of the Company’s Common Stock so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein), and (ii) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date. You will receive payouts of such Restricted Stock Unit Awards on the Effective Date, except that the payout of the Restricted Stock Unit Award granted to you on January 22, 2014 (the “2014 RSU Award”) will be paid to you on January 22, 2017, the payment date specified in the related terms and conditions of the Restricted Stock Unit Award Agreement applicable to such award.

Exhibit 10.1

Stock Options – You are already fully vested in all previously granted stock options and they may be exercised in accordance with the terms and conditions of the Option Agreements as if you are deemed to have retired upon the Effective Date.
Future Grants of Long-Term Incentive Compensation Awards - After the date of this Agreement, you will not be entitled to receive any additional grants of PSU Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Stock Options.
Expenses – The Company agrees to reimburse you for all outstanding business expenses in accordance with Company policy. You will prepare and submit an expense account reimbursement request for expenses incurred prior to the Effective Date. Such an expense account reimbursement request will be reviewed and paid in accordance with Company policy. Should you incur any expenses in connection with providing services as described in the “Cooperation and Assistance” paragraph below, you will be reimbursed for all such expenses in accordance with Company policy.
Indemnification Rights – You will be entitled to all indemnification rights provided for (i) under that certain Indemnification Agreement by and between you and the Company as in effect on the date hereof and as may be expanded by contract for other senior executives of the Company (the “Indemnification Agreement”), and (ii) as otherwise are provided to other senior executives of the Company (whether insured, by contract, by resolution, pursuant to Company organization or governance documents, under applicable law or otherwise) as in effect as of the Effective Date inuring to your benefit as a result of your employment with the Company (except as may be limited by law). Such indemnification rights shall survive after the Effective Date in accordance with their applicable terms, and shall apply to any acts or omissions occurring in connection with your providing services as described in the “Cooperation and Assistance” paragraph below.
Separation Payment – On the date that is six months following the date of your separation from service, the Company will pay you a lump sum cash separation payment in an amount equal to $1,170,000 so long as (i) you do not resign with an effective date of resignation that is prior to the Anticipated Retirement Date (or such earlier date as the Company may agree or is otherwise provided for herein), and (ii) your employment with the Company is not terminated for Cause (as defined in the 2002 D&O Plan) prior to the Anticipated Retirement Date. In addition, if your employment terminates prior to the Anticipated Retirement Date due to your death, on the Effective Date, the Company shall pay your surviving spouse, in a cash lump sum payment, an additional amount equal to $ 45,000.
Additional Payment – On the Effective Date, the Company will pay you a lump sum cash payment in an amount equal to $375,000 (the “Additional Payment”) in consideration of your agreement to not compete set forth below.
Vacation – You will be paid for any accrued but unused vacation in accordance with the terms of the Company’s vacation pay policy as in effect on the date hereof.
Miscellaneous – Notwithstanding any other provision of this Agreement, except as specified in Section 17.14 of the 2002 D&O Plan (as in effect on the date hereof) and the related terms and

Exhibit 10.1

conditions of award agreements governing your awards granted under the 2002 D&O Plan (as in effect on the date hereof), in the event the Company adopts a policy after the date of this Agreement related to executive compensation that could adversely affect your rights or entitlements under this Agreement, such policy will not apply to you unless otherwise required by applicable law.
Disclosures – Except to the extent otherwise required by law, the Company shall confer with you regarding any public disclosure, including, without limitation, any statement to the media or filing with the SEC or internal disclosure to a broad audience, concerning this Agreement or your employment with or separation from the Company, and shall obtain your approval of the wording of any such disclosure prior to making such disclosure.
Death – If your employment terminates on or prior to the Anticipated Retirement Date as a result of your death, all payments and benefits payable or to be provided to you hereunder (other than payments and benefits under broad-based employee benefit programs) will be paid or provided to your surviving spouse, or if you do not have a surviving spouse, to your estate. Except as otherwise provided herein, such payment and benefits shall be provided within 30 days after your death. The benefits, if any, to be provided following your death under broad-based employee benefit plans of the Company will be determined by the terms of such employee benefit plans.
For the avoidance of doubt, you will not be entitled to severance benefits under (i) the Baker Hughes Incorporated Executive Severance Plan or (ii) any change in control arrangement.
COVENANTS:
Cooperation and Assistance
Following the Effective Date, and for a period of one year thereafter, you shall:
(i)     make yourself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company, and its affiliates, subsidiaries, agents, officers, directors, fiduciaries, or employees, which may be within your knowledge;
(ii)     reasonably cooperate with the Company in connection with any and all existing or future litigations or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors, fiduciaries, or employees, whether administrative, civil or criminal in nature, with respect to such matters as were within your knowledge while employed by the Company; and
(iii)     upon the request of the Chairman & CEO, the Vice President & General Counsel, or the Lead Director of the board of directors of the Company, provide such advice and perform such other services as you may mutually agree in connection with any existing or future issue, matter, project or undertaking of the Company, including working to arrange meetings with third parties and travelling to meet with such individuals, as may be necessary or appropriate to support the objectives of the Company.

Exhibit 10.1

Non-Solicitation
Following the Effective Date, and for a period of one (1) year thereafter, you shall not, directly or indirectly:
(i)    interfere with the relationship of the Company or any affiliate with, or endeavor to entice away from the Company or any affiliate, any individual or entity who is at the time, or has been within the prior 90 days, a material customer or material supplier of, or who has (or within the prior 90 days has had) a material business relationship with, the Company or its affiliates;
(ii)    establish a business with, or cause or attempt to cause others to establish, a business with, any employee or agent of the Company or any of its affiliates, if such business is or will compete with the Company or any of its affiliates; or
(iii)    employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
Confidentiality
During the course of your employment with the Company, you have had access and received confidential information. You are obligated to keep confidential all such confidential information for a period of one (1) year following the Effective Date. Moreover, you understand and acknowledge that your obligation to maintain the confidentiality of trade secrets and other intellectual property is unending. As an exception to this confidentiality obligation you may disclose the confidential information (i) in connection with enforcing your rights under this Agreement or any plan relevant to the terms of this Agreement, or if compelled by law or legal process, and in either case, you shall provide written notice to the Company prior to the disclosure or (ii) if the Company provides written consent prior to the disclosure.
Agreement to Return Company Property
Except for your computer and the files, records and documents you reasonably determine are necessary or appropriate to carry out your agreement to provide Cooperation and Assistance as set forth above or as otherwise mutually agreed by you and the Company, you will, prior to the Effective Date, return to the Company (i) all Company property in your possession and (ii) all proprietary or confidential information, files, records or documents of the Company, in whatever medium and of whatever kind or type, relating to the business and affairs of the Company and its affiliates. Except as otherwise mutually agreed by you and the Company, immediately following the expiration of your Cooperation and Assistance period you will return to the Company your computer and the files, records and documents that you reasonably determined were necessary or appropriate to carry out your agreement to provide Cooperation and Assistance.

Exhibit 10.1

Non-Disparagement
You further agree that you will not engage in any act that is intended or may reasonably be expected to materially harm the reputation, business prospects, or operations of the Company and/or affiliates. The Company likewise agrees that it and its representatives and agents will not engage in any act that is intended or may reasonably be expected to materially harm your reputation, business prospects or relationships. For the avoidance of doubt, this non-disparagement provision is not intended to restrict or otherwise interfere with the duties and responsibilities of any future employment or advisory position you may hold.
Non-Competition Agreement

For a period of two years immediately following the Effective Date, you agree that you will not be employed by or perform services for Halliburton Company, National Oilwell Varco Incorporated, Schlumberger Limited or Weatherford International Ltd. or any of their majority-owned affiliates that compete with the Company or any of its affiliates. Your agreement contained in this paragraph is a precondition for the Additional Payment and should you violate this paragraph, your right to the Additional Payment shall be forfeited and you will be required to return to the Company the gross amount of the Additional Payment (unreduced for tax withholdings) to the extent the Additional Payment has been paid to you. You shall bear sole responsibility for the amount of any taxes paid by you with respect to the Additional Payment, notwithstanding any subsequent recoupment of the Additional Payment or any amount thereof by the Company pursuant to the terms of this paragraph.
MISCELLANEOUS:
Entire Agreement – This Agreement sets forth the entire agreement between you and the Company with respect to each and every issue addressed in this Agreement, and, except for (i) the Indemnification Agreement, (ii) the other agreements, plans and arrangements referenced herein, and (iii) any of the Company’s other compensation or benefit plans in which you have participated as an employee and officer of the Company, this entire, integrated Agreement fully supersedes any and all prior agreements or understandings, oral or written, between you and the Company pertaining to the subject matter of this Agreement.
Exclusive Choice of Law and Arbitration Agreement – This Agreement constitutes an agreement that has been executed and delivered in the State of Texas, and the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of that State. In the event of any dispute or controversy arising out of or under this Agreement, or concerning the substance, interpretation, performance, or enforcement of this Agreement, or in any way relating to this Agreement (including issues relating to the formation of the agreement and the validity of this arbitration clause), the Company and you agree to resolve that dispute or controversy, fully and completely, through the use of final, binding arbitration. This arbitration agreement applies to any disputes arising under (i) the common law, (ii) federal or state statutes, laws or regulations, and also to (iii) any dispute about the arbitrability of any claim or controversy. The Company and you further agree to hold knowledge of the existence of any dispute or controversy subject to this Agreement

Exhibit 10.1

to arbitrate completely confidential (except in your case as to members of your immediate family, potential witnesses and your tax and legal advisors and in the case of the Company, as to its legal advisors, witnesses and members of its board of directors). The Company and you understand and agree that this confidentiality obligation extends to information concerning the fact of any request for arbitration, any ongoing arbitration, as well as all matters discussed, discovered, or divulged, (whether voluntarily or by compulsion) during the course of such arbitration proceeding. Any arbitration pursuant to this arbitration provision shall be conducted, except as otherwise expressly provided herein, in accordance with the rules governing employment disputes then in effect of the American Arbitration Association (the “AAA”), including those rules applicable to the selection of a neutral single arbitrator to hear the dispute. The arbitrator shall issue his or her written decision (including a statement of finding of facts) within 30 days from the date of the close of the arbitration hearing. The decision of the arbitrator selected hereunder will be final and binding on both parties. The Company shall pay all administrative costs associated with the arbitration, including the arbitrator’s fees. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and you agree that a judgment of the United States District Court for the Southern District of Texas, Houston Division may be entered upon the award made pursuant to the arbitration. This arbitration agreement does not limit your right to file an administrative charge concerning the validity of the release of claims executed by you as provided for in this Agreement with any appropriate state or federal agency.
Tax Withholding – The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
Compliance with Section 409A –The following provisions of this Agreement are included for purposes of complying with, and clarifying the impact of, section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations issued thereunder by the Department of Treasury and the Internal Revenue Service (collectively, “Section 409A”). For purposes of this Agreement “separation from service” has the meaning ascribed to that term in Section 409A. It is intended that the date of your separation from service will be the Effective Date. The outstanding Restricted Stock Unit Awards (other than the 2014 RSU Award) and the Additional Payment are intended to constitute “short-term deferrals” exempt from Section 409A. Provisions of this Agreement to the contrary notwithstanding, you will not receive any benefit under this Agreement to which you were not entitled otherwise than pursuant to this Agreement unless (i) you have signed and delivered to the Company (and have not revoked) a release agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”) and (ii) the period for revoking the Release Agreement shall have expired, in both cases prior to the scheduled date of payment of such benefit.
Agreement Not an Employment Contract – This Agreement is not a contract between the Company and you that gives you the right to be retained in the employment of the Company. Likewise, this Agreement is not intended to interfere with the rights of the Company to terminate your employment at any time and with or without cause or to interfere with your right to terminate your employment at any time. For the avoidance of doubt, however, should the Company initiate the termination of

Exhibit 10.1

your employment other than for Cause (as defined in the 2002 D&O Plan), including as a result of your death or Disability (as defined in the 2002 D&O Plan), at any time prior to the Anticipated Retirement Date, then such termination shall be treated as a “retirement” for purposes of your right to receive all payments and benefits provided for in this Agreement. For the avoidance of doubt, payments and benefits not otherwise affected by this Agreement (such as retiree health and life benefits) shall be subject to their applicable terms and conditions.
Severability and Headings – The invalidity or unenforceability of a term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. Any titles or headings in this Agreement are for convenience only and shall have no bearing on any interpretation of this Agreement.

Exhibit 10.1

ENTERED INTO in Houston, Texas as of the 29th day of July 2016.
BAKER HUGHES INCORPORATED
By: /s/ Martin S. Craighead
Martin S. Craighead
Chairman of the Board, President and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 29th day of July 2016.
ALAN R. CRAIN, JR.
/s/ Alan R. Crain, Jr.

EXHIBIT A
RELEASE AGREEMENT
This Release Agreement is between Alan R. Crain, Jr. and Baker Hughes Incorporated (“BHI”) and its subsidiaries and affiliate companies, and each of their successors, assigns, officers, directors, fiduciaries, insurers, agents and employees, shareholders, employees and representatives or other affiliated persons or entities (collectively referred to as the “Company”).

1.
Payment of Benefits. In consideration for your signing and delivering this Release Agreement, the Company agrees to pay you those benefits under the agreement between you and Baker Hughes Incorporated dated July 29, 2016 (the “Agreement”) to which you would not have been entitled absent the Agreement.

2.
General Release. In exchange for the benefits described in paragraph 1, and except as otherwise provided for in the Agreement and this Release Agreement, you are waiving and releasing all known or unknown claims and causes of action you have or may have, as of the day you sign this Release Agreement, against the Company arising out of your employment, including your separation from employment. The claims you are releasing include, but are not limited to, any and all allegations that the Company:

(a)    has discriminated against you in violation of the Age Discrimination in Employment Act (“ADEA”), including the Older Workers’ Benefit Protection Act, or on the basis of race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, or any other status protected by local, state, provincial or federal laws, constitutions, regulations, ordinances or executive orders; or
(b)    has violated its personnel policies, procedures, handbooks, any covenant of good faith and fair dealing, or any express or implied contract of any kind; or
(c)    has violated public policy, statutory or common law, including claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel; or
(d)    is in any way obligated for any reason to pay you damages, expenses, litigation costs (including attorneys’ fees), backpay, frontpay, disability or other benefits, compensatory damages, punitive damages, and/or interest.

3.
Exclusions from General Release. Excluded from the General Release above are any claims or rights which arise after the day you sign this Release Agreement which cannot be waived by law. Also excluded are claims or rights that you may have arising out of vested rights under the applicable terms of any benefit plan, program or policy of the Company or

Exhibit A-1

claims or rights to benefits expressly set forth in the Agreement or this Release Agreement. Also excluded from the General Release is your right to file a charge with an administrative agency or participate in any agency investigation. You are, however, waiving your right to any recovery of money in connection with such a charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission (“EEOC”) or any other federal or state agency.

4.
Covenant Not To Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph 2 above. Besides waiving and releasing the claims covered by paragraph 2 above (as modified by paragraph 3 above), you further agree never to sue the Company in any forum for any reason respecting claims, laws or theories covered by the General Release language in paragraph 2 above (as modified by paragraph 3 above). Notwithstanding this Covenant Not To Sue, you may bring a claim against the Company to enforce the Agreement or this Release Agreement or to challenge the validity of this Release Agreement under the ADEA. However, any claim brought by you against the Company to enforce the Agreement or this Release Agreement or to challenge the validity of this Release Agreement under the ADEA must be brought in arbitration, not in a court.

5.    Additional Employee Acknowledgments. You also agree that:
(a)    you have read this entire Release Agreement, understand it, and are entering into this Release Agreement knowingly and voluntarily; and
(b)    this is an important legal document and you are being advised by this Release Agreement to consult with an attorney before signing this Release Agreement; and
(c)    you understand you may take up to 21 days to consider this Release Agreement before signing it; and
(d)    you are not otherwise entitled to the benefits described in paragraph 1 absent the Agreement; and
(e)    the Agreement and this Release Agreement (and the agreements, plans and programs referenced in the Agreement and this Release Agreement) constitute the entire agreement between you and the Company regarding the termination of your employment with the Company. You are entering into this Release Agreement based solely on the written terms of the Agreement and this Release Agreement and are not relying on any other representations by the Company in entering into this Release Agreement.

6.
Revocation. After you sign this Release Agreement, you will have 7 days to revoke it. This Release Agreement shall not be effective or enforceable until the revocation period has expired. If you want to revoke this Release Agreement you should deliver a written revocation by letter addressed to the Vice President & General Counsel, Baker Hughes

Exhibit A-2

Incorporated, Suite 2100, 2929 Allen Parkway, Houston, TX 77019-2118 within 7 days after you signed it.

7.
Policy Violations. You affirm you have disclosed any misconduct you are aware     of, including violations of Company policies, including but not limited to the Business     Code of Conduct, Business Travel and Expense Reimbursement Policy, Equal     Employment and Anti-Harassment Policy and the Foreign Corrupt Practices Policy.

8.
Release and Covenant Not to Sue by the Company. In further consideration of your acceptance of the terms of the Agreement and this Release Agreement, the Company hereby waives and releases you from all claims, demands and causes of action for damages or other remedies, whether known or unknown, and whether based on contract, statutory or common law, or other rules or principles of law, arising out of or relating in any way to your employment with the Company, including but not limited to any actions or omissions on your part related to such employment. The Company further agrees never to sue you in any forum for any reason respecting claims, laws or theories described in the preceding sentence; provided, however, that nothing in this sentence shall limit the Company’s rights to enforce the Agreement or this Release Agreement through arbitration in accordance with the arbitration provisions set forth in the Agreement.

9.	Non-Admissions. The fact and terms of this Release Agreement are not an admission by either the Company or you of liability or other wrongdoing under any federal, state or local law.

10.
Governing Law and Agreed Forum. This Release Agreement shall be construed and interpreted in accordance with the laws of the State of Texas, exclusive of its choice of law provisions. Any dispute between the parties arising under this Release Agreement shall be resolved in accordance with the arbitration provisions set forth in the Agreement. Should any part of this Release Agreement be found to be void, that determination will not affect the remainder of this Release Agreement. Additionally, the parties agree that this Release Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Release Agreement or as a complete defense to any claim brought by either party. Other than this exception, the parties agree that this Release Agreement will not be introduced as evidence in any proceedings or in any lawsuit.

11.
Severability and Headings. The invalidity or unenforceability of a term or provision of     this Release Agreement shall not affect the validity or enforceability of any other term or     provision of this Release Agreement, which shall remain in full force and effect. Any     titles or headings in this Release Agreement are for convenience only and shall have no     bearing on any interpretation of this Release Agreement.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

Exhibit A-3

ENTERED INTO in Houston, Texas as of the 29th day of July 2016.
BAKER HUGHES INCORPORATED
By: /s/ Martin S. Craighead
Martin S. Craighead
Chairman of the Board, President and Chief Executive Officer

ENTERED INTO in Houston, Texas as of the 29th day of July 2016.
ALAN R. CRAIN, JR.

/s/ Alan R. Crain Jr.

Exhibit A-4